Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND

YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2008, AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 5, 2008 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the second quarter (12 weeks) and first half (24 weeks) of fiscal 2008, both ended February 17, 2008, and its February sales results.

Net sales for the second quarter of fiscal 2008 increased 12% to $16.62 billion, from $14.80 billion during the second quarter of fiscal 2007. As previously reported, prior year second-quarter sales results were negatively impacted by an increase in our sales returns reserve of $224.4 million. Excluding the sales returns reserve increase, net sales for the second quarter of fiscal 2007 were $15.03 billion.

Net sales for the first half of fiscal 2008 increased 12% to $32.09 billion, from $28.66 billion during the first half of fiscal 2007. Excluding the sales return reserve adjustment, net sales for the first half of fiscal 2007 would have been $28.88 billion.

Comparable sales for the fiscal second quarter (12 weeks) and fiscal first half (24 weeks) of fiscal 2008, both ended February 17, 2008, were as follows:

	12 Weeks	24 Weeks
US	5%	5%
International	17%	17%
Total Company	7%	7%

The U.S. comparable sales figure includes, among other things, the effect of recent gasoline price inflation, with the average sales price per gallon of gasoline up 29% year-over-year for the quarter. Excluding this, U.S. comparable sales in the second quarter would have been 3%. In addition, significantly stronger foreign exchange rates, primarily in Canada, positively impacted the second quarter’s international comparable sales results. On a local currency basis, international comparable sales increased 6% in the second quarter.

Net income for the second quarter of fiscal 2008 was $327.9 million, or $.74 per diluted share, compared to $249.5 million, or $.54 per diluted share, during the second quarter of fiscal 2007. As previously reported, included in last year’s second quarter results were three non-recurring items. Excluding these items, which combined to an $84.4 million pre-tax charge ($53.4 million after-tax), second quarter fiscal 2007 net income would have been $302.9 million, or $.66 per diluted share.

Net income for the first half of fiscal 2008 was $589.8 million, or $1.33 per diluted share, compared to net income for the first half of fiscal 2007 of $486.4 million, or $1.05 per diluted share. Excluding the three non-recurring items, outlined above, net income for the first half of fiscal 2007 would have been $539.5 million or $1.16 per diluted share.

The Company today also reported net sales of $5.11 billion for the four weeks ended March 2, 2008, an increase of 11% from $4.59 billion in the same four-week period of the prior fiscal year. For the six-month retail reporting period of September through February, the twenty-six weeks ended March 2, 2008, which includes the first two weeks of the Company’s fiscal third quarter, the Company reported net sales of $34.77 billion, an increase of 12% from $31.03 billion during the comparable period of the prior fiscal year.

Comparable sales for the 4-week retail-reporting month of February and the 26-week retail-reporting period of September through February are as follows:

	4 Weeks	26 Weeks
US	5%	5%
International	18%	17%
Total Company	7%	8%

The U.S. comparable sales figure includes, among other things, the effect of gasoline price inflation, with the average sales price per gallon of gasoline up 25% for the four-week month of February, as compared to the year-earlier February. Excluding gasoline price inflation, U.S. comparable sales would have been up 3%. In addition, foreign exchange rates, primarily in Canada, positively impacted international comparable sales results. On a local currency basis, international comparable sales increased 6% in February.

Costco currently operates 534 warehouses, including 391 in the United States and Puerto Rico, 75 in Canada, 19 in the United Kingdom, six in Korea, five in Taiwan, seven in Japan and 31 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional 16 to 18 new warehouses (including the relocation of four to five warehouses to larger and better-located facilities) prior to the end of its 2008 fiscal year on August 31, 2008.

A conference call to discuss these second quarter results is scheduled for 8:00 a.m. (PT) today, March 5, 2008, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203/Bob Nelson, 425/313-8255/Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 17, 2008	February 18, 2007	February 17, 2008	February 18, 2007
REVENUE
Net sales	$16,616,962	$14,804,696	$32,088,462	$28,657,017
Membership fees	342,924	307,320	680,954	606,623

Total revenue	16,959,886	15,112,016	32,769,416	29,263,640
OPERATING EXPENSES
Merchandise costs	14,833,189	13,251,752	28,656,700	25,640,710
Selling, general and administrative	1,615,531	1,487,991	3,185,125	2,870,458
Preopening expenses	9,699	7,486	31,191	30,213
Provision for impaired assets and closing costs, net	(2,865)	3,459	(2,786)	7,791

Operating income	504,332	361,328	899,186	714,468
OTHER INCOME (EXPENSE)
Interest expense	(23,471)	(3,620)	(46,439)	(5,760)
Interest income and other	40,604	36,526	73,881	63,637

INCOME BEFORE INCOME TAXES	521,465	394,234	926,628	772,345
Provision for income taxes	193,615	144,756	336,797	285,981

NET INCOME	$327,850	$249,478	$589,831	$486,364

NET INCOME PER COMMON SHARE:
Basic	$0.75	$0.55	$1.36	$1.07

Diluted	$0.74	$0.54	$1.33	$1.05

Shares used in calculation (000’s)
Basic	434,779	450,901	434,934	454,884
Diluted	444,925	461,575	445,148	465,149
Dividends per share	$0.145	$0.13	$0.29	$0.26